Exhibit 3.218

RESTATED CERTIFICATE OF INCORPORATION

OF

STAR NETWORKS, INC.

First.                                          The name of this corporation (hereinafter called the “corporation”) is

Star Networks, Inc.

Second:                              The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is Corporation Service Company.

Third:                                      The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth:                                The total number of shares of all classes of stock that the corporation shall have authority to issue is 100 shares of Common Stock, and the par value of each share is $0.01.

Fifth:                                           The corporation is to have perpetual existence.

Signed on July 17, 2008

/s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary